Exhibit 10.5

FEEDSTOCK AGREEMENT

BETWEEN

NOVA BIOFUELS SENECA, LLC

AND

LIPID LOGISTICS, LLC

This Feedstock Agreement (the “Agreement”) is made effective as of June 26, 2006 (the “Effective Date”), by and between NOVA BIOFUELS SENECA, LLC, a Delaware Limited Liability Company having its offices at 2777 Allen Parkway, Suite 800, Houston, TX  77019, (“Buyer”), and LIPID LOGISTICS, LLC an Illinois Limited Liability Company, (“LIPID”) (each of Buyer and LIPID is a “Party” and together they are collectively referred to as the “Parties”).

RECITALS

WHEREAS, Buyer desires to have LIPID originate and supply certain feedstock required for biodiesel production at Buyer’s plant to be located at 614 Shipyard Road, Seneca, IL 61360 (the “Plant”), and to provide related services to Buyer; and

WHEREAS, LIPID desires to enter into an agreement with Buyer to originate and supply such products and provide the related services for Buyer;

NOW THEREFORE, in consideration of these premises and the mutual promises and covenants set forth herein, LIPID and Buyer mutually agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1                                 “Adjustments” has the meaning given in Exhibit “B”.

1.2                                 “Agreement” means this Feedstock Supply Agreement.

1.3                                 “AFOA” means the American Fats and Oils Association.

1.4                                 “Alternate Feedstock Losses” has the meaning given in Exhibit “D”.

1.5                                 “Alternate Specifications” has the meaning given in Section 5.1.

1.6                                 “Benchmark Price” has the meaning given in Exhibit “B”.

1.1                                 “Claims” has the meaning given in Section 10.2.

1.7                                 “Confidential Information” has the meaning given in Section 9.1.

1.8                                 “Confirmed Order” has the meaning given in Section 3.2.

1.9                                 “Constructively Placed” or “Constructive Placement” means, with respect to a shipment of Feedstock by railcar, that such railcar has been deemed constructively placed by the applicable railroad.

1.10                           “COPA” means the Canadian Oilseed Processors Association.

1.11                           Delivered Feedstock Price” means the price in $/pounds for the applicable Feedstock as established in the applicable Confirmed Order.

1.12                           “Delivery” has the meaning given in Section 12.1.

1.13                           “Delivery Point” means the locations at the Plant where shipments of Feedstock are physically received from barges or trucks, respectively.  More specifically, the Delivery Point for trucks is 614 Shipyard Road, Seneca, IL 61360, and the Delivery Point for barge shipments is Lamb’s Seneca Terminal, Seneca, IL.

1.14                           “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Feedstock shipments, including, without limitation, any delay related to any truck, rail car, or barge, as applicable: (i) being incapable of timely offloading any shipment of Feedstock due to mechanical failure or for other reasons, and (ii) delivering any shipment of Feedstock to an incorrect location.

1.15                           “Feedstock” means animal fats, vegetable oils, and/or their derivatives as they are found to be acceptable for biodiesel production by both Parties.

1.16                           “FOSFA” means the Federation of Oils, Seeds and Fats Associations.

1.17                           “Force Majeure” has the meaning given in Section 11.2.

1.18                           “Francis-Mustoe & Company Daily Market Sheet” means a published sheet daily on www.francis-mustoe.com under “daily markets”.

1.19                           “Holiday” means a day on which the majority of national banks in Chicago, Illinois are not open for business.

1.20                           “Indemnitee Group” has the meaning given in Section 10.2.

1.21                           “Indemnitor” has the meaning given in Section 10.2.

1.22                           “Initial Term” has the meaning given in Section 2.1.

1.23                           “Jacobsen” means the published sheet found at www.thejacobsen.com (select, “Market News, Animal, Fats & Oils Bulletin”).

1.24                           “Minimum Purchase Obligation” has the meaning given in Section 3.6

1.25                           Normal Operating Hours” has the meaning given in Section 6.2.

1.26                           “NOPA” means the National Oilseed Processors Association.

1.27                           “Order Month” means the calendar month in which a shipment of Feedstock is ordered for delivery.  For example, for May delivery, May shall be the Order Month.

1.28                           “Plant” has the meaning given in the first recital.

1.29                           “PORAM” means the Palm Oil Refiners Association of Malaysia.

1.30                           “Renewal Terms” has the meaning given in Section 2.2.

1.31                           “Representatives” has the meaning given in Section 9.2.

1.32                           “Service Fee” has the meaning given in Section 3.5.

1.33                           “Start-up Period” means the period beginning on the date the Plant commences biodiesel production and ending at the end of the first month in which (a) the Plant has produced biodiesel in excess of eighty percent (80%) of its design capacity, or (b) the six-month anniversary of the first date on which biodiesel production began, whichever comes first.

1.34                           “Trade Rules” means the applicable trade rules of AFOA, COPA, FOSFA, NOPA, and PORAM, all as set forth in greater detail at Exhibit “E”, which trade rules shall apply only to the limited extent expressly provided herein, but not otherwise.

1.35                           “USDA” means the United States Department of Agriculture.

1.36                           “USDA Bluesheet” is a published sheet found daily and updated daily by 3:30CST at http://www.am.usda.gov/mnreports/NW_LS442.TXT.

1.37                           Industry Usage.  Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the Feedstock industry shall have that meaning in this Agreement.

1.38                           Currency.  All references to “dollars” or “$” in this Agreement shall be references to amounts expressed in United States currency.  All calculations of monetary sums shall be made in U.S. currency.

1.39                           CPI  the “Consumers Price Index for Urban Wage Earners and Clerical Workers (Revised Series Based on 1972-3 Consumer Expenditure Survey, U.S. All Items (1967 = 100))” as published by the Bureau of Labor Statistics, U.S. Department of Labor.

ARTICLE 2
TERM

2.1                                 Initial Term. This Agreement shall become effective as of the date signed by Buyer and LIPID and shall extend until the later of (a) ten (10) years from the date of Buyer’s first purchase of Feedstock from LIPID; or (b) May 1, 2018 unless extended either by mutual agreement of the Parties or due to Force Majeure pursuant to Section 11.1 (the “Initial Term”). Either Party shall have the right on fifteen (15) days prior written notice to the other Party to terminate this Agreement if production of biodiesel does not commence at the Plant by May 1, 2008 unless such date is extended by mutual agreement of the Parties or due to Force Majeure pursuant to Section 11.1.  Upon any such termination no Party shall have any liability to the other Party with respect to this Agreement or the transactions contemplated hereby, except in respect to confidentiality obligations under Article 9.

2.2                                 Renewal Terms. The Parties may, by written mutual agreement, extend this Agreement for successive five (5) year terms (each a “Renewal Term”), provided, however, that such extension agreement shall have been executed by the Parties no later than six (6) months prior to the end of the current term.

ARTICLE 3
FEEDSTOCK SUPPLY TERMS

3.1                                 Supply of Feedstock. Except as otherwise provided in this Agreement, Buyer agrees to purchase one-hundred percent (100%) of Buyer’s Feedstock requirements for biodiesel production at the Plant from LIPID and LIPID agrees to supply such Feedstock to Buyer, at the Delivered Feedstock Price.  LIPID may deliver the Feedstock via rail cars, tanker trucks, or barge with such shipments not to exceed size units as mutually agreed.  Both Parties agree to discuss the Feedstock availability options, delivery options, and agree to reach a mutually agreeable delivery schedule as set forth in Exhibit “A”.

3.2                                 Delivered Feedstock Price.  The Delivered Feedstock Price to Buyer, and the planning, ordering, delivery and inventory management of Feedstock, shall be governed by the provisions of Exhibit “A” attached hereto.  Should Buyer reject, or fail to confirm, a Feedstock offer on a timely basis, LIPID will be relieved of any obligation to deliver any such Feedstock and to procure any substitute Feedstock should Buyer’s inventory be depleted in the absence of the declined Feedstock  or otherwise as a result of Buyer’s failure to order.  Buyer shall have the option to establish an automated order confirmation process for orders of a given quality specification and price upon notification in writing from Buyer to LIPID.  LIPID shall utilize said automated process in conformance with the reasonable instructions of Buyer.

3.3                                 Benchmark Prices.  The “Benchmark Price” for each Feedstock is the weekly average of the relevant published market price for the week in which the applicable Feedstock is shipped to the Plant.

3.3.1        Source of Market Price. The “Source of Market Price” for the published market price for each Feedstock is set forth in Exhibit “B”.  The Parties agree to utilize these sources for the applicable Feedstock market price.

3.3.2        Adjustments.  The “Adjustments” to the published price for each Feedstock are set forth in Exhibit “B”.  LIPID shall calculate these Adjustments based upon the differential between the market used and cost of moving the feedstock to the Plant  (e.g. white grease bought F.O.B.on the Missouri River Price, delivered to the Plant).  The Parties agree to utilize the Adjustments in Exhibit “B” for the first calendar year of operation, and to review such Adjustments annually thereafter. In addition, if based on weighted monthly averages the Benchmark Price is less than the Delivered Feedstock Price for two (2) consecutive months, the parties shall meet in order to review the reasons for this difference and determine whether to revise the Adjustments.  In the event that, following any such review, the Parties are unable to agree to any revisions to the Adjustments, then the matter shall be resolved according to the provisions of Section 14.4.

3.3.3        Changes to Exhibit “B”.  Neither the formula for calculating the Benchmark Price, nor the source of published market prices or the Adjustments thereto in respect of any Feedstock, shall be changed without the written consent of the Parties.  In the event that (a) Buyer may require the addition of a Feedstock, which is not materially represented in Exhibit “B”, (b) new improved sources for market quotations become available, (c) any of the sources for the published market prices set forth in Exhibit “B” becomes temporarily or permanently unavailable, (d) LIPID receives new adjustment value data, (e) adjustments arising from changes in published market freight and/or fuel surcharges, or (f) changes occur in industry regulations, either Party may propose changes to the applicable portions of Exhibit “B”.  Upon written approval of both Parties the contents of Exhibit ”B” may be formally amended.  If following a review of any such events, the Parties are unable to agree to any revisions to Exhibit “B”, then the matter shall be resolved according to the provisions of Section 14.4.

3.4                                 LIPID Service Fee.  Buyer shall pay LIPID a Service Fee of one quarter cent for every pound ($0.0025/lb.) of Feedstock supplied by LIPID and accepted and received at the Plant by Buyer (or for the Minimum Purchase Obligation, whichever is greater); provided, however, that LIPID shall promptly refund to Buyer any Service Fees received from Buyer in connection with any volumes which are subsequently determined to be nonconforming and rejected in accordance with the provisions of Section 5.3.  Such Service Fee payable hereunder shall be increased to one half cent per pound ($.005/lb.) of substitute Feedstock that (i) meets Alternate Specifications and (ii) is available at a price of at least $.01/lb. below then-current market price for the referenced Feedstock. LIPID will invoice and identify this charge as a Service Fee along with the Feedstock product invoice.  On the second anniversary of the Effective Date and every anniversary thereafter, the Service Fees are subject to an increase or decrease, as the case may be, equivalent to the percentage change in the CPI over the preceding 12 months; provided, however, that the Service Fee shall not be adjusted to values less than the fixed values provided by the foregoing provisions of this Section 3.4.  Unless this Agreement is terminated by both parties pursuant to Section 8.1 or by Buyer under Section 8.2, Buyer shall in all other events be obligated to pay the Service Fee, based on the Minimum Purchase Obligation, that would have otherwise been owed had the Agreement continued for the balance of the Initial Term or then-current Renewal Term.

3.5                                 Buyer’s Minimum Purchase Obligation.  Except as otherwise provided in this Agreement, Buyer shall purchase from LIPID no less than twenty five million (25,000,000) gallons of Feedstock per each year of this Agreement, with the first such year commencing on the date of initial production of biodiesel at the Plant (the “Minimum Purchase Obligation”).  Each month during the Start-up Period, the Minimum Purchase Obligation shall be reduced prorata based on the amount that the actual monthly Plant production bears to the monthly design capacity for the Plant.  Any Feedstock purchases exceeding the Minimum Purchase Obligation in any one contract year shall not be applied to reach the Minimum Purchase Obligation in any future year.

3.6                                 Buyer’s Failure to Purchase.  In the event that LIPID is prepared to deliver the Feedstock per the relevant Confirmed Order, and Buyer fails to take delivery of any such tonnage and LIPID, after using commercially reasonable efforts, sells such Feedstock to a substitute buyer, then Buyer shall reimburse LIPID for the amount, if any, by which the Delivered Feedstock Price exceeds the price paid by the substitute buyer, plus reasonable additional costs incurred by LIPID due to such substitute sale, including, without limitation, additional leased car costs, dead mileage costs for leased cars, and out-of-pocket costs of selling Feedstock.  If LIPID is unable to sell the Feedstock to a substitute buyer then Buyer shall reimburse LIPID for the entire purchase price plus reasonable additional costs, and LIPID shall redeliver such Feedstock to Buyer (at Buyer’s expense).  LIPID shall in any event be entitled to the Service Fee on Feedstock sales under this Section.  Payment shall be made according to the terms set forth in Section 4 upon Buyer’s receipt of appropriate documentation from LIPID, including, without limitation, invoices and receipts related to such sale of Feedstock.  All such additional costs incurred by LIPID, if any, shall be fully documented by LIPID and submitted to Buyer as a condition to Buyer’s reimbursement hereunder.

3.7                                 LIPID Delivery Obligation.  Except as otherwise provided in this Agreement, and subject to sufficient orders being accepted by Buyer, LIPID shall deliver one hundred percent (100%) of Buyer’s requirements of Feedstock, at the Plant per each year of this Agreement in accordance with the applicable Delivery Schedule (as such term is defined in Exhibit “A”).  In the event that LIPID is unable to deliver such quantities of Feedstock as are provided in the applicable Delivery Schedule, LIPID shall promptly notify Buyer and work together with Buyer to agree on a written mitigation plan, the purpose of which will be identify alternative Feedstock supplies and establish a Delivery Schedule therefore.  In the event that the Parties are unable to reach agreement on a mitigation plan the provisions of Section 14.4 shall apply.  In the event LIPID does not deliver the quantities according to the applicable Confirmed Orders, then the provisions of Exhibit “D” shall apply.  The remedies set forth in Exhibit “D” shall be Buyer’s sole and exclusive remedy in the event of LIPID’s failure to deliver pursuant to Confirmed Orders.

3.8                                 Responsibilities.  In addition to, and without limiting LIPID’s other obligations hereunder, LIPID shall:

(a)                                  Establish, monitor and communicate logistics to ensure the Feedstock is shipped in accordance with the applicable Delivery Schedule.

(b)                                 Be responsible for all inbound shipment logistics including the management of tank rail cars and barge shipments, and truck transportation.

(c)                                  Manage all claims by LIPID vendors under, and be responsible for such vendors’ compliance with shipments governed by, the various Trade Rules (see Exhibit ”E”).

(d)                                 Exercise the same degree of effort and care in sourcing Feedstock market prices favorable to Buyer (subject to Buyer’s credit limitations) that it does in sourcing commodity products for its own account.

(e)                                  Comply with all applicable Delivery Schedules.

(f)                                    Manage all aspects of the supply of Feedstock hereunder in such manner so as to minimize any Demurrage borne Buyer.

3.9                                 Buyer Responsibilities.  In addition to, and without limiting Buyer’s other obligations hereunder, Buyer shall:

(a)                                  Advise LIPID of Buyer’s annual Feedstock requirements plan.

(b)                                 Provide LIPID with timely and accurate forecasts of the amount of Feedstock needed, including monthly and quarterly forecast estimates pursuant to Exhibit ”A”.

(c)                                  Provide LIPID with timely and accurate forecasts of the type or grade of Feedstock needed pursuant to Exhibit “A”.

(d)                                 Inform LIPID of all scheduled Plant shutdowns at least 45 days prior to the beginning of each fiscal year of Buyer, and within 48 hours after Buyer becomes aware of the occurrence of any event that may result in an unscheduled Plant shutdown.

(e)                                  Provide a designated individual for daily operational and logistic issues and provide a designated individual for pricing and other contractual issues.

(f)                                    Submit to LIPID by 9:00 A.M. each day an inventory report reflecting total Feedstock inventory or give LIPID secure internet access to the Buyer’s computer-based inventory management system.

3.10                           Trade Rules.  The Parties agree that they are subject to the Trade Rules for purposes of this Agreement; however, the terms of this Agreement shall govern in the event of a conflict with the applicable Trade Rules.  LIPID is responsible for the administration and execution of Trade Rules with respect to suppliers of Feedstock.  Buyer agrees to comply with the Trade Rules to the extent applicable to Feedstock specifications, analysis and discounts, unless otherwise stated herein.

ARTICLE 4
BILLING AND PAYMENT

4.1                                 Feedstock Billing.  LIPID shall issue to Buyer, at the time of acceptance of each offer for sale and shipment of Feedstock, a data form containing the description of shipped products, estimated weight and price, date of shipment, and point of origin.  Buyer shall confirm the actual weight and quality of each shipment upon Delivery and shall provide such confirmation to LIPID immediately thereafter.  Based upon the actual amount and quality of Feedstock confirmed by Buyer, LIPID will invoice Buyer including the Service Fee..  Each such invoice will set forth in reasonable detail the calculation of the Delivered Feedstock Price and be properly documented and substantiated.

4.2                                 Payment.  Subject to the receipt of the invoice and other information required in Section 4.1, Buyer shall issue payment by electronic transfer: (i) in the case of a rail shipment, five (5) calendar days after notification to Buyer that the railcars have reached Constructive Placement, or as negotiated by LIPID and confirmed by Buyer, and (ii) in the case of a truck shipment, no later than three (3) calendar days after notification to Buyer of the arrival of the truck shipment at the Plant.  Barge payments will be made with timed letters of credit pursuant to the terms of the confirmed order.  The original bill of lading will be mailed, at the address in Section 13.1, on the same day that payment is made.

ARTICLE 5
FEEDSTOCK GRADE AND QUALITY SPECIFICATIONS

5.1                                 Feedstock Quality Specifications. The Feedstock supplied by LIPID to Buyer pursuant to this Agreement shall meet the specifications provided in Exhibit ”C”, or such alternate specifications as may be agreed between the parties from time to time (“Alternate Specifications”).  Except as set forth in the preceding sentence and in Section 5.4, LIPID makes no warranty whether expressed, implied, statutory or otherwise, concerning the Feedstock sold hereunder, and LIPID expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose.

5.2                                 Specification Responsibilities.  LIPID shall (a) provide origin weights or first available railroad weight for all railcar shipments and (b) allow Buyer to have the right to inspect, test, weigh, and grade any and all Deliveries.  Should Buyer modify, alter, or unload any or all of Feedstock from the delivery vessel (i.e. rail car, truck, or barge), the portion of the shipment that is modified, altered or unloaded (other than is necessary for the tests contemplated hereunder) shall be considered accepted without rights of shipment rejection.

5.3                                 Nonconforming Feedstock.  Feedstock delivered to the Plant that does not meet specification (or Alternate Specifications, if applicable) as determined by Buyer or by an independent laboratory as provided for within the applicable Trade Rules, prior to unloading, will either be rejected by Buyer or discounted in accordance with the applicable Trade Rules or in an amount otherwise mutually acceptable to the Parties.  If such nonconforming Feedstock is not discountable pursuant to the applicable Trade Rules, LIPID may replace the delivered Feedstock with an acceptable type and/or quality of Feedstock within fifteen (15) days of receipt of written notice that the delivered Feedstock is nonconforming.  LIPID will be responsible for all costs of replacing or disposing of any such nonconforming Feedstock, including any damages and costs (subject to Section 10.1) incurred by Buyer as a result of the nonconforming Feedstock and/or any delay in obtaining conforming Feedstock from LIPID.  Such costs may include, without limitation, any costs reasonably incurred by Buyer to store or transfer such nonconforming Feedstock.  In the event LIPID cannot replace the non-conforming Feedstock within the fifteen (15) day period, Buyer may refuse to make payment for the delivered Feedstock and purchase replacement Feedstock in accordance with the provisions of Exhibit “D”; however, if Buyer has already paid for such nonconforming Feedstock, it shall be entitled to a full refund of all amounts paid to LIPID in respect thereto, including, without limitation, any related Service Fee.

Notwithstanding the foregoing, Buyer, at its sole discretion, may direct LIPID to purchase Feedstock based on Alternate Specifications, and the purchase and use of such alternate Feedstock shall not affect any of the other rights Buyer may have under this Agreement and any of the obligations LIPID may have under this Agreement for other deliveries of nonconforming Feedstock.  LIPID’s purchase of Feedstock meeting Alternate Specifications shall count towards Buyer’s Minimum Purchase Obligation.

5.4                                 Express Warranty Against Liens.  LIPID represents and warrants that title to all Feedstock delivered and sold hereunder will be good and marketable, free and clear of all liens, security interests, other encumbrances, or adverse claims of any kind.

ARTICLE 6
LOGISTICS AND DELIVERY OF FEEDSTOCK

6.1                                 Railroad Coordination. LIPID will track the estimated time of arrival and placement and release times at origin and destination.  LIPID will also coordinate unloading schedules to avoid or minimize Demurrage exposure.

6.2                                 Demurrage.  Buyer will be responsible for Demurrage: (a) in the case of railcars, ninety six (96) hours after the time at which the railcar is Constructively Placed at the Plant; (b) in the case of trucks, (i) two (2) hours after the time at which the truck arrives at the Plant provided that such arrival is between the hours of 6 AM and 6 PM, Monday through Sunday excluding Holidays (“Normal Operating Hours”); or (ii) if the arrival is outside Normal Operating Hours, then twelve (12) hours after arrival; and (c) in the case of barges, forty-eight (48) hours after arrival of barges at the Delivery Point or as otherwise set forth in the applicable contract.  Thereafter Demurrage shall be charged to Buyer per running hour, at the prevailing rate established by the carrier, Saturdays, Sundays and Holidays included.  Free time shall be counted from the time the barge line, or its representative, gives notice of Buyer, or Buyer representative, that the barge is ready for delivery.  Demurrage will be based on then-current market rates; however, the Demurrage rate for railcars will initially be calculated as follows: $50 for the first four (4) days following the ninety six (96) hours of free time and $70 per day for the following days.  It is understood that the foregoing Demurrage rates may be modified from time to time in order to reflect overall market changes in the railroad or railcar-lease industries as may be evidenced by written agreements or other industry-specific publications.

6.3                                 Notification of Problems with Delivery.  LIPID shall inform Buyer of any problem regarding any Delivery, without delay, by fax and telephone after LIPID becomes aware of any such problem.  An example of this includes, but is not limited to, the possible event that one or more ordered Feedstock are not available to purchase by LIPID from the market in the quantity originally ordered per the relevant Delivery Schedule.  In a like manner, Buyer shall inform LIPID of any problems in taking any Delivery.

ARTICLE 7
RISK MANAGEMENT

7.1                                 Monitoring of Feedstock Positions.  LIPID will monitor Feedstock purchases and may, from time to time, make suggestions concerning Buyer’s risk management program and the position of its Feedstock purchases for future physical delivery.

7.2                                 Market Conditions.  LIPID will review with Buyer on a monthly basis market conditions relating to Feedstock, existing Feedstock supply and ownership positions, and forward marketing strategies in an attempt to assist Buyer in lowering its cost of Feedstock.  It is understood by Buyer that all risk management services must be tied to a valid written purchase contract requiring physical delivery of Feedstock to Buyer.

7.3                                 No Liability. Buyer recognizes that LIPID’s monitoring of Feedstock positions, periodic suggestions, review of market conditions and risk management services are informational and optional, and the final decisions concerning purchases and risk management strategies, and the implementation of such strategies, will be made by, and is the sole responsibility of, Buyer.  LIPID is not responsible for any Buyer losses or entitled to any Buyer gains resulting from risk management information and market conditions review supplied by LIPID.

ARTICLE 8
DEFAULT AND TERMINATION

8.1                                 Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement between the Parties.

8.2                                 Termination By Either Party.  Except as otherwise provided in this Agreement, either Party may terminate this Agreement upon written notice to the other Party if:

(a)                                  The other Party defaults on any material term, covenant or condition hereunder and fails to cure such default within thirty (30) days after receiving written notice thereof from the non-defaulting Party to either (i) cure such default, or (ii) if such default cannot reasonably be cured within thirty (30) days, to exercise diligent efforts to achieve cure within no later than ninety (90) days from said notice.

(b)                                 Such other Party becomes the subject of any bankruptcy, insolvency or similar proceedings.

8.3                                 Termination for Non-Payment.  If either Party does not make payment or delivery hereunder, the non-defaulting Party may terminate this Agreement upon ten (10) days written notice to the defaulting Party; provided that in the event of a payment default the defaulting Party shall have [thirty (30)] days following receipt of such written notice to cure of such failure.

8.4                                 Termination for Force Majeure. In the event that Force Majeure shall, following the initial production of biodiesel at the Plant, continue unabated for a period of six (6) months from the date a Party gives notice of Force Majeure in accordance with the provisions of Article 11, either Party hereto shall have the right to terminate this Agreement by furnishing written notice to the other no less than thirty (30) days prior to the expiration of such six (6) month period, with termination effective only upon the expiration date of such six (6) month period. Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure and the confidentiality provisions set forth in Article 9, and the rights and obligations set forth in Article 10 and Article 14.

8.5                                 Rights and Obligations on Termination.  Any rights and obligations of LIPID or Buyer to payments accrued through termination, the obligations of Buyer under Section 3.5, as well as obligations of the Parties under Confirmed Orders for the supply of Feedstock to Buyer that exist at the time of termination, shall remain in effect notwithstanding any termination of this Agreement.  The above notwithstanding, (a) LIPID shall have no obligation to supply Feedstock to Buyer (whether pursuant to outstanding Confirmed Orders or otherwise) upon termination pursuant to Section 8.3; and (b) Buyer shall have no obligation, subject to Confirmed Orders as set forth in the first sentence of this Section 8.5, to accept or pay for shipments of Feedstock if Buyer terminates this Agreement pursuant to Section 8.2.  Upon termination of this Agreement for any reason, each Party shall thereafter be relieved from its respective obligations and have no further liability hereunder, except as set forth in this Section 8.5 and (i) for payment of monetary sums which become payable prior to termination, (ii) for obligations under the confidentiality obligations set forth in Article 9, (iii) the rights and obligations set forth in Section 10.2 and Article 14, and (iv) matters involving fraud.

8.6                                 Non-Waiver of Future Default.  No waiver by either Party of any default by the other Party in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

ARTICLE 9
CONFIDENTIALITY

9.1                                 Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean the pricing terms of this Agreement, LIPID’s sources of Feedstock sold hereunder, and any information which is not in the public domain and is disclosed by one Party to the other pursuant to this Agreement and which is in written, graphic, machine readable or other tangible form.  Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as Confidential Information at the time of disclosure and is reduced to writing by the disclosing Party within a reasonable time (not to exceed ten (10) days) after its oral disclosure, and the writing is marked in a manner to indicate its confidential nature and delivered to the receiving Party.  Nothing in this Agreement shall be construed to prohibit or limit a receiving Party from disclosing information, (including ideas, concepts, know-how, techniques, and methodologies) (a) previously known to it, (b) independently developed by it without use of the disclosing Party’s Confidential Information by those employees or representatives of the disclosing Party that have not had access to such Confidential Information, as can be substantiated by reasonable evidence, (c) acquired by it from a third party which was not, to the receiving Party’s knowledge, under an obligation to the disclosing Party or any third party not to disclose such information, (d) that is or becomes publicly available through no breach by the receiving Party of this Agreement, (e) to the extent disclosure of such information is required by law or by  the rules, regulations or practices of the Securities and Exchange Commission or any exchange or automated quotation system upon which shares of such Party may be listed, quoted or traded, or (f) to its Representatives, as hereinafter defined.  If a receiving Party receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of a disclosing Party, the receiving Party must promptly notify the disclosing Party and tender to it the defense of such demand.  Unless the demand has been timely limited, quashed or extended, the receiving Party will thereafter be entitled to comply with that demand to the extent required by law but shall exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.  If requested by the disclosing Party, the receiving Party shall cooperate (at the expense of the disclosing Party) in the defense of such a demand.

9.2                                 Buyer Nondisclosure.  Buyer acknowledges that, by reason of this Agreement, it and its principals, employees, agents, advisors, representatives, consultants, advisors and affiliates (collectively, “Representatives”) may become privy to Confidential Information belonging to LIPID. Buyer agrees that it will not, without the prior written consent of LIPID, disclose to any third parties or use for its own benefit any such Confidential Information except in the carrying out of its obligations under this Agreement.  Buyer shall inform any of its Representatives to whom Buyer intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall require such persons to be bound by the provisions of Article 9 of this Agreement.  Buyer may disclose Confidential Information to potential lenders or financing sources in connection with Buyer’s efforts to secure debt or equity financing arrangements, so long as the party receiving said information is bound by a confidentiality agreement substantially similar to this Article 9.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement.

9.3                                 LIPID Nondisclosure. LIPID acknowledges that, by reason of this Agreement, it and its Representatives may become privy to Confidential Information belonging to Buyer.  LIPID agrees that it will not, without the prior written consent of Buyer, disclose to any third parties or use for its own benefit any such Confidential Information except in the carrying out of its obligations under this Agreement.  LIPID shall inform any of its Representatives to whom LIPID intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall require such persons to be bound by the provisions of Article 9 of this Agreement.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement.

9.4                                 Announcements.  Any public statements, press releases, and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby, including such statements made by Representatives of the Parties, shall be jointly planned and coordinated by the Parties.  Neither Party shall issue any such statement absent the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 10

LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

10.1                           Limitation of Liability.  Without limiting any express remedies set forth in this Agreement, and except for any acts of willful misconduct or fraud, neither Buyer nor LIPID will be liable to each other or any third party for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, business interruptions, or any damage to third parties arising out of this Agreement or any breach of this Agreement.

10.2                           Indemnification.  Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other Party, its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents, representatives and insurers (collectively, the “Indemnitee Group”) from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees, reasonable expert witness fees, and court costs) related thereto (collectively, “Claims”) asserted by any person or entity against any member(s) of the Indemnitee Group on account of, incident to, in connection with, arising out of, resulting from or related in any way, directly or indirectly, to this Agreement, which Claims allege bodily injury to or death of persons included within the Indemnitee Group, or damage to or loss of property of the Indemnitee Group, resulting from the gross negligence or willful acts or omissions of the Indemnitor or its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents, representatives and insurers.

The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision.  Said notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the claim.  The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Article, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding.  Any such participation or appearance by the indemnified Party shall be at its sole cost and expense.  The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any claims and shall not take any action that is reasonably likely to be detrimental to such defense.  The Indemnitor shall obtain written approval from the indemnified Party prior to any settlement that may impose obligations or restrictions on the indemnified Party.

10.3                           Insurance.  Each Party shall, during the term of this Agreement, provide the insurance coverages set forth in Exhibit “F”.

ARTICLE 11
FORCE MAJEURE

11.1                           Force Majeure.  In the event either Party hereto is rendered unable by reason of Force Majeure, as defined in Section 11.2, to carry out its obligations under this Agreement, such Party shall give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented, as soon as possible after the occurrence of the event.  The obligations of the Party giving such notice shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch. In the event LIPID declares Force Majeure, Buyer may contract with other parties for the supply of Feedstock until LIPID can resume delivery.  The Initial Term shall be extended, up to a maximum total of one (1) year (subject to Section 8.4), for the period(s) during which a Party’s obligations are suspended hereunder by Force Majeure.

11.2                           Definition of Force Majeure.   The term “Force Majeure”, as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.  Such term shall include, but not be limited to:  (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, (vi) civil disturbances, and (vii) explosions.  The term “Force Majeure” shall specifically include those events affecting any transporter of Feedstock acting on behalf of LIPID hereunder, but shall in all events exclude any price fluctuations in Feedstock or other economic or commercial changes involving the purchase and sale of Feedstock or the production of Biodiesel therefrom. Events directly and proximately caused by the gross negligence or willful misconduct of a Party or its affiliates shall in no event constitute Force Majeure.

ARTICLE 12
POSSESSION AND TITLE

12.1                           Delivery; Risk of Loss.  Delivery shall be deemed to occur when (i) the railcar is Constructively Placed, and (ii) trucks, barges and ocean-going vessels reach their respective Delivery Point.  Title to and risk of loss in the Feedstock shall only pass from LIPID to Buyer at the time the Feedstock crosses the flange of such transport vessel.

Until such time, LIPID shall be deemed to be in control of and in possession of and shall have title to and risk of loss in the Feedstock.

12.2                           Liability.  Buyer shall have no responsibility or liability with respect to any Feedstock deliverable under this Agreement until title and risk of loss transfer as described in Section 12.1.  Without prejudice to Section 5.3, LIPID shall have no responsibility or liability with respect to the Feedstock after title and risk of loss transfer as described in Section 12.1 or on account of anything which may be done or happen to arise with respect to such Feedstock after such transfer.

ARTICLE 13
NOTICES

13.1                           Addresses.  Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or sent by telecopy, and addressed if to LIPID, at:

Lipid Logisitics

Fax:
Email:
Attn:

And if to Buyer, at:

Nova Biofuels Seneca, LLC
Nova Energy Holding, Inc.
2777 Allen Parkway, Suite 800
Houston, TX 77019

Fax:	(713) 782-1965
Email:
Attn:	JD McGraw

13.2                           Change of Address.  Either Party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

13.3                           Effective Date of Notice.  Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, on the date of delivery; and, if sent by telecopy, on the business day following the sending of the notice.

ARTICLE 14
MISCELLANEOUS

14.1                           Assignment.  Neither Party may assign this Agreement in whole or in part or any of its rights or obligations hereunder, without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed, except that Buyer may assign its rights (subject to its obligations) in this Agreement to any third party in connection with debt or equity financing arrangements entered for the benefit of Buyer and/or its affiliates.

14.2                           Records.  Each Party will establish and maintain at all times, true and accurate books, records and accounts relating to their own transactions in this Agreement in material accordance with United States generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all prices paid, payments, statements charges and computations made pursuant to this Agreement and will preserve these books, records and accounts for a period of at least two years after the expiration of the term of this Agreement.

14.3                           Audit Rights. Upon five (5) business days notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement.  If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements.  Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by a balancing payment to the Party that received the underpayment or by a refund by the Party that received the overpayment in each case to the extent of such underpayment or overpayment as applicable.  Such balancing payment or refund shall be made no later than five (5) days from the date of the adjustment of the underlying error.

14.4                           Dispute Resolution.  Except where a different dispute resolution mechanism is specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement, either Party has the right to notify the other Party in writing of the substance of such dispute.  The Party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either (a) provide evidence that the matter has been resolved, or (b) provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement and specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute.  The notifying Party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held.  If the Parties cannot, in good faith discussions, resolve their dispute at such meeting, either Party may request that the dispute be submitted to senior executives representing each Party who are authorized to resolve such dispute, respectively.  If said dispute cannot be settled within thirty (30) days after the initial request for a senior executive level meeting, the Parties shall submit such matter to AFOA arbitration in a neutral geographic location using AFOA Trade Rules then in force as a guideline for negotiations, provided such matter involves commercial aspects of the delivery of Feedstock and is accepted by the AFOA for resolution; otherwise the Parties shall have available whatever rights or remedies exist at law or equity. The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrators determine that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either Party from continuing to fulfill its respective obligations under, or to prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.

14.5                           Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.6                           Entire Agreement. This Agreement and the Exhibits attached hereto and made a part hereof constitutes the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

14.7                           Amendments.  There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.

14.8                           Governing Law; Venue. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Illinois without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.  Subject to Section 14.4, all disputes arising out of this Agreement shall be resolved exclusively by state or federal courts located in Illinois, and each of the parties waives any objection that it may have to the bringing of an action in any such court.

14.9                           Compliance with Laws. This Agreement and the respective obligations of the Parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

14.10                     Furnishing of Information. The Parties will, upon request, provide such additional information as may be reasonably required to allow the Parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

14.11                     Cumulative Remedies.  Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.12                     No Partnership. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

14.13                     Costs To Be Borne by Each Party.  Except as otherwise provided herein, Buyer and LIPID shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

14.14                     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Buyer and LIPID had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

14.15                     Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect.

14.16                     Setoff.  In addition to, and without limitation of, any rights of either Party hereunder  if either of Buyer or LIPID becomes insolvent, however evidenced, or any default occurs and the defaulting Party has failed to cure the default within the period specified in Section 8.2(a), then any and all amounts due and owing by such insolvent or defaulting Party under this Agreement may be applied by the other Party toward the payment of amounts due and owing to such insolvent or defaulting Party under this Agreement.

14.17                     Headings; Interpretations.  The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.  This Agreement is the product of negotiation by and among the Parties hereto.  This Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of this Agreement.

14.18                     Waiver.  No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the date first above written.

LIPID LOGISTICS, LLC	NOVA BIOFUELS SENECA, LLC

By:	By:
Title:	Title:
Date:	Date:

EXHIBIT “A”

PLANNING, ORDERING, DELIVERY, AND INVENTORY MANAGEMENT OF FEEDSTOCK
PROCEDURES

[

Procedures for procurement of Feedstock and delivery of Feedstock to the Plant are set forth to clarify the planning, ordering, delivery, and inventory management work processes.

1.             Planning Procedures.  The Parties shall mutually communicate certain market, operational and logistics information and data as set forth herein to effectively plan Feedstock supply chain requirements for the Plant.

1.1           Delivery Schedule.  The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”) which will serve as the formal planning tool for Feedstock requirements for each quarter and each month of the quarter.  The initial draft of each Delivery Schedule shall be submitted by Buyer to LIPID no later than ten (10) business days prior to the end of each calendar quarter.  The Delivery Schedule shall pertain to the second subsequent quarter of Feedstock delivery requirements (e.g., the Delivery Schedule submitted prior to the end of the quarter ending December 31 will cover the quarter beginning April 1 and ending June 30).  The use of the Delivery Schedules shall commence for the first calendar quarter in which the start-up of the Plant and/or the first delivery of Feedstock are forecasted.  The initial draft of the Delivery Schedule shall be a three (3) month daily forecast and shall include:

•                                          Submission Date.

•                                          Production plan with estimated consumption of Feedstock..

•                                          Estimated start-of-quarter inventory of Feedstock in pounds.

•                                          Comments regarding operations, scheduled shutdowns, and other comments relating to market, logistics, and inventory management.

•                                          Should any changes be expected for the subsequent three (3) calendar quarters, Buyer shall endeavor to communicate this in text together with the above information.  Such changes could include: production rates per month, types and quantities of Feedstock required for delivery, and a list of special operational and supply considerations.

The specific format of the Delivery Schedule will be created with mutual consent of both Parties to accommodate the required information outlined above.

LIPID shall review the initial draft of the Delivery Schedule and advise Buyer of market conditions, Feedstock availability of supply, inventory management, and transportation and logistics issues within ten (10) business days.  LIPID shall amend the Delivery Schedule to include.

•                                          Planned shipment per Feedstock in pounds and the expected mode of transport of this Feedstock.

2.             Order Confirmation.

2.1       Confirmed Orders.  It is understood that, in all events, pricing of Feedstock shall be quoted by LIPID and either accepted or rejected by Buyer.  Price quotations for Feedstock deliveries shall be submitted to Buyer by LIPID prior to purchases.  The Parties understand and agree that telephone conversations are recorded by LIPID and may be recorded by Buyer in the ordinary course of their respective businesses for purposes of, among other things, further documenting the quotation and acceptance of Feedstock prices in order to establish and verify Confirmed Orders. LIPID shall be responsible for ordering, purchasing, and delivery for each  Feedstock purchase per the Confirmed Orders.  Quotations and acceptance and rejection of LIPID offers shall be executed utilizing the automated order confirmation process provided by Section 3.2.

2.2           Delivery Schedule Monthly Plan Deviations.  The Parties recognize the need to maintain a degree of flexibility to accommodate the Start-up Period of the Plant, unexpected changes in the Plant operating capacity, and changing Feedstock market conditions.  Upon notification by either Party of any substantial deviations to the Delivery Schedule, the Parties agree to work in good faith to jointly resolve any such discovered deviations and correct such deviations within fifteen (15) days following first notification.

2.3           Liability Disclaimer.  Each of the Parties understands and agrees that except for Feedstock quantity, grade, and price quotations confirmed by the Parties in Confirmed Orders pursuant to this Exhibit “A”, the planned production rates, estimated costs, pricing and market information, and all other information furnished by the Parties in the preparation of the Delivery Schedule is for planning and informational purposes only. Neither Party shall be responsible to the other for any actions taken in reliance on such estimates, plans and other information.

EXHIBIT “B”

BENCHMARK PRICING

“Benchmark Price” for each Feedstock is the weekly average of the relevant published market price for the week in which the applicable Feedstock is shipped to the Plant, plus Adjustments (as hereinafter defined).

1.             Source of Market Price. The “Source of Market Price” for the published market price for each Feedstock is set forth in Table 3.3-1 [to be inserted].  The Parties agree to utilize these sources for the applicable Feedstock market price.

2.             Adjustments.  The “Adjustments” to the published price for each Feedstock are set forth in Table 3.3-1.  LIPID shall calculate these adjustment costs on an annual basis and shall provide Buyer the values and basis for calculations of these values for approval annually.  The Parties agree to utilize the Adjustments in Table 3.3-1 for the first calendar year of operation, and to review such Adjustments annually thereafter. In the event that, following such annual review, the Parties are unable to agree to any revisions to the Adjustments, then the matter shall be resolved according to the provisions of Section 12.4.

3.             Changes to Table.  Neither the formula for calculating the Benchmark Price, nor the source of published market prices or the Adjustments thereto in respect of any Feedstock, shall be changed without the written consent of the Parties.  In the event that (a) Buyer may require the addition of a Feedstock, which is not materially represented in Table 3.3-1, (b) new improved sources for market quotations become available, (c) any of the sources for the published market prices set forth in Table 3.3-1 becomes temporarily or permanently unavailable, (d) LIPID receives new adjustment value data, (e) adjustments arising from changes in published market freight and/or fuel surcharges, or (f) changes occur in industry regulations, either Party may propose changes to the applicable portions of Table 3.3-1.  Upon approval of both Parties the contents of Table 3.3-1 may be formally amended.  If following a review of any such events, the Parties are unable to agree to any revisions to Table 3.3-1, then the matter shall be resolved according to the provisions of Section 12.4.

.4.            Example Calculation for Benchmark Pricing.  The following example is provided only as a clarification for the calculation of Benchmark Price.  If LIPID shipped [Palm Oleine] to Buyer on Dec-28-06, the Benchmark Price would be equal to the weekly weighted average (Dec-22-06 to Dec-28-06) market price in $/pound [(assume $0.220/pound)] reported by [the Trade News Service] plus the Adjustment of [$0.0125/pound] from Table 3.3-1.  The Benchmark Price for this example is [$0.2325/pound].

5.  LIPID will provide a weekly, monthly, and yearly report listing the average quoted Delivered Feedstock Price for each order of Feedstock purchased by Buyer for the period of the report along with the actual price paid for each order of Feedstock for that same period.  Such report shall delineate Feedstock by type and specific market quote.

EXHIBIT “C”

FEEDSTOCK SPECIFICATIONS

1.    Trade Rules.  The Trade Rules of AFOA, COPA, FOSFA, NOPA, and PORAM shall apply to each Feedstock as described in Exhibit “E”.  This includes standard of quality, specifications, methods of analysis, sampling and adjustment procedures referenced in the applicable sections of the Trade Rules in Exhibit “E”.

2.    SPECIFICATIONS.  BOTH PARTIES AGREE THAT THE SPECIFICATIONS APPLIED TO FEEDSTOCK HEREUNDER SHALL BE GOVERNED BY THE SPECIFICATIONS PROVIDED BY THE TRADE RULES.

EXHIBIT “D”

DAMAGES FOR DEFICIENCY IN FEEDSTOCK DELIVERY

1.       Alternate Feedstock Losses.  In the event of LIPID’s failure to deliver pursuant to Confirmed Orders, Buyer may seek and secure alternate feedstock deliveries from suppliers other than LIPID.  The securing of alternate feedstocks on an emergency spot basis may require Buyer to purchase Feedstock at premium market prices for a period of time.  Buyer will incur additional feedstock costs due to the premium market prices and LIPID shall be responsible to Buyer for such losses, according to the following formula:

Alternate Feedstock Losses = (Actual Delivered Feedstock Price - Applicable Price) x Alternate Feedstock Purchased

Where:

Alternate Feedstock Losses are in $.

Actual Delivered Feedstock Price from third-party suppliers is supported directly by Invoices, i.e., Delivered Price in $/pound.

Alternate Feedstock Purchased is the actual quantity purchased from third-party suppliers.

Applicable Price is the Delivered Feedstock Price as agreed in the Confirmed Order.

Alternative Feedstock Losses shall also include reasonable additional costs solely and directly incurred by Buyer in locating an alternate supplier for Feedstock, provided such costs are fully documented by Buyer.

Buyer shall invoice LIPID for the Alternate Feedstock Losses per the above equation upon each alternate Feedstock purchase.  If the Actual Delivered alternate supplier Feedstock Price is equal to or less than the Applicable Price, no Alternate Feedstock Loss for such purchase shall be assessed to LIPID for damages.

2.    Lack of Feedstock Losses.  In the event Buyer is unable to procure Alternative Feedstocks and Feedstock inventories have been depleted, Buyer may shutdown the Plant.

LIPID shall, due to its failure to deliver Feedstock, reimburse Buyer for the per day Fixed Cost Losses, up to a maximum of twenty (20) days, until LIPID delivers 5 operating days worth of Feedstock to restart the plant.

Buyer shall calculate a daily fixed cost from Buyer’s audited statements of fixed costs for the previous 12 months.  Buyer will invoice LIPID for the number of days the plant is shutdown times the daily fixed cost.

Fixed Costs for the Plant include all costs for operation of the Plant, which are independent of production rates, and include all costs for labor, maintenance, materials and supplies, land lease, fixed terminal fees, property taxes and insurance, administration, Plant overhead, capital depreciation, and interest expenses.

3.  LIPID Damages.  Buyer shall invoice LIPID for all Alternate Feedstock Losses and Lack of Feedstock Losses as  calculated per the equation(s) above.  LIPID shall reimburse Buyer for such losses within fifteen (15) days of receipt of invoice.

EXHIBIT “E”

TRADE RULES

[Table to be completed which lists the Feedstock and the applicable portions of the Trade Rules.]

EXHIBIT “F”

INSURANCE COVERAGES

Each Party shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the following insurance:

Commercial General Liability Insurance - $2 Million Combined Single Limit

Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability.

For Buyer only; policy shall also included coverage for Broad Form Property Damage, including explosion, collapse and underground hazards.

Such insurance shall be on an occurrence basis.

Environmental Pollution Liability Insurance - $2 Million Combined Single Limit

For Buyer only; policy shall include coverage for bodily injury or property damage arising from the transportation, handling, storage, disposal, dumping, processing or treatment of waste.

In addition, Buyer shall be required to maintain the following insurance:

Commercial Automobile Liability Insurance - $1 Million Combined Single Limit

Policy shall include coverage for liability resulting from the operation of all owned, non-owned and hired automobiles.

Such insurance shall be on an occurrence basis.

All required policies of insurance shall be endorsed to provide that the insurance company shall notify the certificate holder at least thirty (30) days prior to the effective date of any cancellation or material change of such policies.